Exhibit 99.1

Richard Dozer Joins Apollo Group Board of Directors

PHOENIX – December 20, 2011 – Apollo Group, Inc. (NASDAQ: APOL), today announced that Richard Dozer has been appointed to the company’s board of directors, filling an existing vacancy on the board. Mr. Dozer, who will serve as an independent director, was also appointed to sit on the board’s audit committee.

“We are very pleased to welcome Rich to the Board,” said John Sperling, executive chairman of the board of Apollo Group. “Rich brings a wealth of senior management, leadership, operations and accounting expertise to Apollo Group, along with deep roots in the Arizona business community.”

Currently, Mr. Dozer serves as chairman of GenSpring Family Office of Phoenix, a family-focused wealth management firm. In addition, Mr. Dozer serves on the boards of directors of multiple Arizona-based corporations, including Blue Cross Blue Shield of Arizona, Meridian Bank, Swift Transportation Corporation and Viad Corporation.

Previously in his career, Mr. Dozer served as the founding president of the Arizona Diamondbacks major league baseball club. Prior to joining the Diamondbacks, Mr. Dozer served as chief operating officer of the Phoenix Suns, a National Basketball Association franchise. Mr. Dozer also served as principal of real estate development and investment firm CDK Partners, and earlier in his career he held various positions with Arthur Andersen, where he was a certified public accountant.

Mr. Dozer is an active supporter of numerous organizations and causes that benefit the Arizona community, including Phoenix Children’s Hospital, United Way Foundation for Blind Children and United Cerebral Palsy. Additionally, he serves on the boards of directors of Teach for America of Phoenix, the Greater Phoenix Convention and Visitor’s Bureau and Greater Phoenix Leadership, Inc. Mr. Dozer earned a bachelor’s degree in business administration from the University of Arizona, with an emphasis in accounting.

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at http://www.apollogrp.edu.

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Media Contact: Apollo Group Media Hotline, (602) 254-0086 // media@apollogrp.edu

Investor Contact: Beth Coronelli, (312) 660-2059 // beth.coronelli@apollogrp.edu or Jeremy Davis, (312) 660-2071 jeremy.davis@apollogrp.edu